Exhibit 4.1

CIT GROUP INC.

Issuer

THE BANK OF NEW YORK

Trustee

______________________

FIRST SUPPLEMENTAL INDENTURE

______________________

Dated as of January 31, 2007

6.10% Junior Subordinated Notes due March 15, 2067

Article IX ORIGINAL ISSUE OF NOTES		26
Section 9.1	Original Issue of Notes	26
Article X LIMITATION ON CLAIMS		26
Section 10.1	Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy	26
Article XI MISCELLANEOUS		27
Section 11.1	Ratification of Indenture	27
Section 11.2	Governing Law	27
Section 11.3	Separability	27
Section 11.4	Counterparts	27
Section 11.5	Resignation; Appointment of Successor Trustee	27
Section 11.6	Recitals	27

FIRST SUPPLEMENTAL INDENTURE, dated as of January 31, 2007 (the “First Supplemental Indenture”), between CIT Group Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York (as successor to JPMorgan Chase Bank, N.A.), as trustee (the “Trustee”), amending and supplementing the Indenture, dated as of January 20, 2006 between the Company and the Trustee, governing the issuance of subordinated debt securities (the “Base Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s subordinated unsecured notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture and this First Supplemental Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 6.10% Junior Subordinated Notes due March 15, 2067 (the “Notes”), which shall be in the form of junior subordinated notes, with specific terms and provisions, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE I

DEFINITIONS

Section 1.1      Definitions. Unless the context otherwise requires:

(a)          a term not defined herein that is defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture;

(b)          the definition of any term in this First Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c)          a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(d)          the singular includes the plural and vice versa;

(e)          headings are for convenience of reference only and do not affect interpretation;

(f)           the following terms have the meanings given to them in this Section 1.1(f):

“Alternative Payment Mechanism” has the meaning provided in Section 6.2(a) hereof.

“Average Four Quarters Fixed Charge Ratio” means, with respect to the Company on a consolidated basis, as of any fiscal quarter end: (a) the sum, for each of the prior four fiscal quarters inclusive of such fiscal quarter end, of the quotient of (x) Adjusted Earnings before Interest and Taxes and (y) Fixed Charges divided by (b) 4. For purposes of this definition, “Adjusted Earnings before Interest and Taxes” means, with respect to the Company on a consolidated basis, earnings, as of any fiscal quarter end, excluding (i) income taxes, (ii) interest expense, (iii) extraordinary items, (iv) goodwill impairment and (v) amounts related to discontinued operations.

“Business Day” means any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close, and with respect to the Floating Rate Period, a day that is also a London Banking Day.

“Calculation Agent” means, initially, The Bank of New York.

“Commercially Reasonable Efforts” means, with respect to the offer and sale of securities, commercially reasonable efforts to complete such offer and sale of the securities to third parties that are not Subsidiaries of the Company in public offerings or private placements, provided that the Company shall be deemed to have made such Commercially Reasonable Efforts during a Market Disruption Event or for so long as the Company is prevented from selling shares of its Common Stock or Qualifying Preferred Stock in accordance with the Alternative Payment Mechanism because its does not have shares available for issuance, regardless of whether the Company makes any offers or sales during such time period. For the avoidance of doubt, the Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of such securities if the Company determines to not pursue or complete such sale due to pricing, dividend rate or dilution considerations.

“Company” shall have the meaning set forth in the preamble of this First Supplemental Indenture.

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Quotation Agent as having a term comparable to the period from the applicable Redemption Date to March 15, 2017 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable Treasury Price” means, with respect to a Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Quotation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Compounded Interest” means interest on any accrued and unpaid interest on the Notes, to the extent permitted by applicable law, compounded semi-annually (during a Fixed Rate Period) or quarterly (during a Floating Rate Period) at the applicable Coupon Rate.

“Coupon Rate” means the Fixed Rate during the Fixed Rate Period and the Floating Rate during the Floating Rate Period.

“Depositary”, with respect to the Notes, means The Depository Trust Company or any successor clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Maturity” has the meaning provided in Section 2.2 hereof.

“First Supplemental Indenture” has the meaning provided in the preamble hereto.

“Fixed Charges” means, as of any fiscal quarter end on a consolidated basis, the sum of the Company’s (x) interest expense and (y) preferred dividends.

“Fixed Rate” has the meaning provided in Section 2.4(a) hereof.

“Fixed Rate Period” means the period from, and including, the date of initial issuance of the Notes up to, but not including, March 15, 2017.

“Floating Rate” has the meaning provided in Section 2.4(b) hereof.

“Floating Rate Period” means the period from, and including, March 15, 2017 up to, but not including, the Final Maturity or earlier redemption.

“Foregone Interest” has the meaning provided in Section 10.1 hereof.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the Board of Governors of the Federal Reserve System’s website at http://www.federalreserve.gov/releases/H15/ or any successor site or publication.

“Indenture” has the meaning set forth in the preamble of this First Supplemental Indenture.

“Interest Payment Date” means (i) during the Fixed Rate Period, each March 15 and September 15, commencing September 15, 2007, and ending on March 15, 2017; and (ii) during the Floating Rate Period, each March 15, June 15, September 15 and December 15, commencing June 15, 2017.

“Interest Payment Period” means during the Fixed Rate Period, any semi-annual period, and during the Floating Rate Period, any quarterly period, during which interest accrues pursuant to this Indenture.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Make-Whole Redemption Amount” means the sum of (i) the present value of the aggregate principal amount outstanding of the Notes to be redeemed on the Interest Payment Date falling on March 15, 2017 and (ii) the present values of scheduled semi-annual interest payments from, but not including, the applicable Redemption Date through and including the Interest Payment Date on March 15, 2017, in each case discounted to the applicable Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury rate plus (x) in the case of a Tax Event or a Rating Agency Event, 50 basis points or (y) in all other cases, 20 basis points, plus, in each case, any accrued and unpaid interest, together with any Compounded Interest to the applicable Redemption Date, as calculated by the Quotation Agent; provided, however that in no event will the Make-Whole Redemption Amount be less than the Par Redemption Amount.

“Mandatorily Deferred Interest” has the meaning provided in Section 4.2 hereof.

“Mandatory Deferral” has the meaning provided in Section 4.2 hereof.

“Market Disruption Event” means, with respect to the offer and sale of securities, the occurrence or existence of any of the following events or sets of circumstances:

(i)

the Company would be required to obtain the consent or approval of its shareholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue shares of its Common Stock or Qualifying Preferred Stock and such consent or approval has not yet been obtained despite the Company’s commercially reasonable efforts to obtain such consent or approval;

(ii)

trading in securities generally on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which the Company’s Common Stock or Qualifying Preferred Stock is then listed or traded, or trading in any of the Company’s securities (or any options or futures contracts related to the Company’s securities) on any exchange or in the over-the-counter market, is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction such that trading shall have been materially disrupted;

(iii)	a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

(iv)

there is such a material adverse change in general domestic or international economic, political or financial conditions, including, without limitation, as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States is such, that trading in any of the Company’s securities is materially disrupted; or

(v)

an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in the Company’s reasonable judgment, would have a material adverse effect on its business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Company’s ability to consummate such transaction, provided that no single suspension period contemplated by this clause (v) may exceed 90 consecutive days and multiple suspension periods contemplated by this clause (v) may not exceed an aggregate of 180 days in any 360-day period.

“Notes” shall have the meaning set forth in the recitals of this First Supplemental Indenture.

“Optional Deferral” has the meaning provided in Section 4.1 hereof.

“Optional Deferral Period” has the meaning provided in Section 4.1 hereof.

“Optionally Deferred Interest” has the meaning provided in Section 4.1 hereof.

“Other Covenant Default” has the meaning provided in Section 5.1(b) hereof.

“Other Covenant Default Notice” has the meaning provided in Section 5.1(c) hereof.

“Par Redemption Amount” means a cash redemption price of 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, together with any Compounded Interest, on such Notes to the applicable Redemption Date.

“Primary Treasury Dealer” means any primary U.S. government securities dealers in New York City.

“Parity Debt Securities” has the meaning provided in Section 6.1 hereof.

“Parity Guarantees” has the meaning provided in Section 6.1 hereof.

“Paying Agent” means, initially, The Bank of New York.

“Qualifying Preferred Stock” means perpetual Preferred Stock of the Company that ranks pari passu with or junior to all of the Company’s other outstanding Preferred Stock and either (1) (x) is subject to the requirement that if the Company redeems or defeases, or if the Company or its Affiliates purchase, any such perpetual Preferred Stock, the Company shall intend to redeem, defease or purchase such perpetual preferred stock only to the extent that the aggregate amount of such perpetual Preferred Stock to be redeemed, defeased or purchased is equal to or less than the net proceeds the Company or its Affiliates have received during the six months prior to the date of such redemption, purchase or defeasance from the sale or issuance to third-party purchasers of qualifying securities and (y) has a provision that prohibits the Company from making any distributions thereon upon the Company’s failure to satisfy one or more financial tests that has been recognized as meaningful by each nationally recognized statistical rating organization that provides a rating on any of the Company’s securities or (2) is subject to a replacement capital covenant, as identified by the Company’s board of directors, that restricts the Company from redeeming, defeasing or purchasing such perpetual Preferred Stock except to the extent of certain specified percentages of the net proceeds of specified securities that have terms and provisions at the time of redemption, defeasance or purchase that are as, or more, equity-like than the securities then being redeemed, defeased or purchased, raised within the six month period prior to the applicable redemption, defeasance or purchase date. As used in this definition only, “qualifying securities” means: (i) the Company’s Common Stock or (ii) other securities or combinations of securities which rank equally with or junior to the Qualifying Preferred Stock and have equal or greater equity characteristics as the Qualifying Preferred Stock, at the date of purchase, except that if the Company issues securities to any of its Subsidiaries, such securities will be deemed to be qualifying securities only if such Subsidiary receives net proceeds in an equal or greater amount from the contemporaneous issuance to a person other than the Company or its other Subsidiaries of securities having the characteristics described above.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company.

“Rating Agency Event” means a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act that as of January 24, 2007 published a rating for the Company (a “Rating Agency”) to its equity credit criteria for securities such as the Notes, as such criteria was in effect on January 24, 2007 (the “Current Criteria”), which change results in a lower equity credit being given to the Notes as of the date of such change than the equity credit that would have been assigned to the Notes as of the date of such change by such Rating Agency pursuant to its Current Criteria.

“Reference Treasury Dealer” means each of (1) Lehman Brothers Inc. and (2) any one or more additional Primary Treasury Dealers selected by the Company, and their respective successors; provided, however, that if any Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Securities” has the meaning set forth in the recitals of this First Supplemental Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Indebtedness” means, solely for purposes of Article 16 of the Base Indenture, all Indebtedness of the Company outstanding at any time, except (a) the Notes, (b) Indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided expressly that such Indebtedness is subordinated to, or ranks pari passu with, the Notes, (c) Indebtedness of the Company to an Affiliate of the Company, (d) interest accruing after the filing of a petition initiating any proceeding relating to the Company referred to in Section 5.1(6) and 5.1(7) of the Base Indenture unless such interest is an allowed claim enforceable against the Company in a proceeding under federal or state bankruptcy laws, (e) any Indebtedness issued in violation of the instrument creating the same, (f) any guarantee of any Indebtedness and (g) the Company’s 7.70% Junior Subordinated Debentures due 2027 issued pursuant to an indenture dated as of February 25, 1997 between the Company, as successor in interest to The CIT Group Holdings, Inc., and The Bank of New York, as Trustee, which shall rank pari passu with the Notes. In furtherance, and not in limitation, of the foregoing, “Senior Indebtedness” shall also include “Senior Subordinated Indebtedness” as defined herein.

“Senior Subordinated Indebtedness” means the Indebtedness represented by the Securities and all other Indebtedness of the Company, whether outstanding at the date hereof or incurred hereafter, which in each case is subordinate only to Senior Indebtedness (as defined in the Base Indenture).

“Share Cap Amount” means, initially 50,000,000 shares of the Company’s Common Stock, as such amount may be increased by the Company in accordance with Section 6.2(a). If the issued and outstanding shares of the Company’s common stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the share cap amount shall be correspondingly adjusted.

“Tangible Equity Amount” means, as of any fiscal quarter end, the Company’s total stockholders’ equity, as reflected on the Company’s consolidated balance sheet as of such fiscal quarter end, excluding (i) goodwill and (ii) other intangible assets.

“Tax Event” means the receipt by the Company of an opinion of counsel to the effect that, as a result of (a) any amendment, clarification or change in U.S. law or regulation, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations or (c) a threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that substantially similar to the Notes, in each case, by any legislative body, court, governmental agency or regulatory authority, on or after the date of the original issuance of the Notes, there is more than an insubstantial increase in the risk that interest payable on the Notes is not, or at any time subsequent to the Company’s receipt of such opinion will not be, currently deductible, in whole or in part, by the Company for U.S. federal income tax purposes.

“Telerate Page 3750” means the display on Moneyline Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

“Total Managed Assets” means, with respect to the Company on a consolidated basis, as of any fiscal quarter end, total balance sheet assets plus securitized receivables.

“Three-Month LIBOR,” with respect to an Interest Payment Period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of such Interest Payment Period.

If Three-Month LIBOR cannot be determined as described above, the Company will select four major banks in the London interbank market. The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London Banking Day immediately preceding the first day of the applicable Interest Payment Period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, Three-Month LIBOR for the Interest Payment Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City, on the second London Banking Day immediately preceding the first day of the applicable Interest Payment Period. The rates quoted will be for loans to leading European banks in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If at least three New York City banks selected by the Company are quoting rates, Three-Month LIBOR for the Interest Payment Period will be the arithmetic mean of the quotations. If fewer than three New York City banks selected by the Company are quoting rates, Three-Month LIBOR for the applicable Interest Payment Period will be the same as for the immediately preceding Interest Payment Period or, if the immediately preceding Interest Payment Period is an Interest Payment Period during the Fixed Rate Period, the same as for the most recent quarter for which Three-Month LIBOR can be determined.

“Treasury Rate” means the yield, under the heading that represents the average for the week immediately prior to the Redemption Date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the end of the relevant Interest Payment Period, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, “Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

“Trigger Determination Date” means the thirtieth day prior to each Interest Payment Date.

“Trigger Event” means the existence as of a Trigger Determination Date, as determined by the Company, of either of the following conditions, each determined in accordance with U.S. GAAP as applied and reflected in the Company’s relevant financial statements as of the relevant date of determination:

(i)           the Tangible Equity Amount is less than 5.5% of Total Managed Assets for the Company’s most recently completed fiscal quarter; or

(ii)          the Average Four Quarters Fixed Charge Ratio for the Company’s most recently completed fiscal quarter is less than or equal to 1.10.

provided, however, that if because of a change in U.S. GAAP that results in a change in accounting principle or a restatement (x) either of the Tangible Equity Amount or Total Managed Assets is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (i) above, commencing with the fiscal quarter for which such changes in U.S. GAAP becomes effective, such Tangible Equity Amount or Total Managed Assets, as applicable, shall be calculated on a pro forma basis as if such change had not occurred; or (y) the Average Four Quarters Fixed Charge Ratio as of a fiscal quarter end is higher or lower than it would have been absent such change, then, for purposes of the calculations described in clause (ii) above, and for so long as such calculations are required to be performed, the Average Four Quarters Fixed Charge Ratio shall be calculated on a pro forma basis as if such change had not occurred.

“Trigger Period” has the meaning provided in Section 4.2 hereof.

“Trustee” shall have the meaning set forth in the preamble of this First Supplemental Indenture.

“U.S.” means the United States.

“U.S. GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE NOTES

Pursuant to Section 3.1 of the Base Indenture, the Notes are hereby established with the following terms and other provisions:

Section 2.1       Designation and Principal Amount. (a) There is hereby authorized a series of Securities designated the 6.10% Junior Subordinated Notes due March 15, 2067,

which shall be junior subordinated notes issued by the Company under the Indenture, up to an initial aggregate principal amount of $500,000,000, which amount shall be as set forth in any written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture.

(b)          The Company may, from time to time, subject to compliance with any other applicable provisions of this First Supplemental Indenture but without the consent of the Holders, create and issue pursuant to this First Supplemental Indenture an unlimited principal amount of additional Securities (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding Securities, except that any such additional Securities (i) may have a different issue date and issue price from other outstanding Securities and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than the amount payable on other outstanding Securities. Such additional Securities shall constitute part of the same series of Securities hereunder, unless any such adjustment pursuant to this Section 2.1(b) shall cause such additional Securities to constitute, as determined pursuant to an opinion of counsel, a different class of securities than the original series of Securities for U.S. federal income tax purposes.

Section 2.2       Final Maturity. The date on which the principal of the Notes becomes due and payable is March 15, 2067 (the “Final Maturity”).

Section 2.3       Form and Payment. The Notes shall be issued as Registered Securities without Coupons and shall be initially issued in the form of one or more permanent global Notes, in the form as set forth in Article VIII. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Payment of any principal (and premium, if any) and interest on Notes issued as global Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds.

Section 2.4      Interest.

(a)          Fixed Rate Period. (i) Subject to Article IV, during the Fixed Rate Period, the Notes will bear interest, accruing from, and including, the date of initial issuance, at the per annum rate of 6.10% (the “Fixed Rate”), payable semi-annually in arrears on each Interest Payment Date.

(ii)          The amount of interest payable for any full Interest Payment Period during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

(iii)        In the event that any Interest Payment Date during a Fixed Rate Period is not a Business Day, payment of the interest payable on such Interest Payment Date shall be made on the next succeeding day that is a Business Day without any interest or other payment in respect of any such delay.

(b)          Floating Rate Period. (i) Subject to Article IV, during a Floating Rate Period, the Notes will bear interest at the per annum rate of Three-Month LIBOR plus a margin equal to 1.815% (the “Floating Rate”), payable quarterly in arrears on each Interest Payment Date.

(ii)          The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point.

(iii)        If a scheduled Interest Payment Date during a Floating Rate Period is not a Business Day, such Interest Payment Date shall be postponed to the next succeeding day that is a Business Day; provided that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding Business Day.

(c)          The Calculation Agent will calculate the applicable Floating Rate and the amount of interest payable on each quarterly Interest Payment Date during the Floating Rate Period. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company and the holders of the Notes and the Trustee.

(d)          Interest will accrue and compound semi-annually at the Fixed Rate during the Fixed Rate Period and quarterly at the Floating Rate during the Floating Rate Period from and including the date of initial issuance or the last Interest Payment Date in respect of which interest has been paid or duly provided for, as applicable, to, but not including, the next succeeding Interest Payment Date on which the interest is actually paid, an earlier Redemption Date or the Final Maturity, as the case may be. Otherwise than in connection with the Final Maturity of, early redemption of, or the payment in whole or in part of Defaulted Interest on the Notes, interest on the Notes may be paid only on an Interest Payment Date.

(e)          To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, any Optionally Deferred Interest or Mandatorily Deferred Interest, will accrue Compounded Interest until paid. References to “interest” in the Base Indenture and this First Supplemental Indenture include references to such Compounded Interest.

(f)           Interest shall be payable on each Interest Payment Date to the person in whose name the Note is registered at the close of business on the Business Day next preceding such Interest Payment Date; provided, that Optionally Deferred Interest or Mandatorily Deferred Interest shall be payable to the person in whose name the Note is registered at the close of business on the Business Day next preceding the Interest Payment Date on which such Optionally Deferred Interest or Mandatorily Deferred Interest is paid. In the event the Notes do not remain in book-entry only form or are not in the form of a global Note, the Company shall select the applicable record dates, which will be at least one Business Day before the applicable Interest Payment Date.

ARTICLE III

REDEMPTION OF THE NOTES

Section 3.1       Optional Redemption. The Company shall have the right, at its option, to redeem the Notes for cash, in whole or in part, on or after March 15, 2017, at a cash redemption price equal to the Par Redemption Amount. Prior to March 15, 2017, the Company shall have the right, at its option, to redeem the Notes in whole or in part (or upon the occurrence of a Tax Event or a Rating Agency Event, in whole but not in part) at a cash redemption price equal to the applicable Make-Whole Redemption Amount. Notwithstanding the foregoing, the Company may not redeem in part unless all accrued and unpaid interest, together with any Compounded Interest, has been paid in full on all Notes for all Interest Payment Periods terminating on or before the Redemption Date.

Section 3.2       Redemption Procedure for Notes. Solely with respect to the Notes, Section 11.4 of the Base Indenture is hereby amended and supplemented as follows:

(i)	by replacing the first sentence of the first paragraph with the following:

Notice of redemption shall be given in the manner provided in Section 1.6, not less than fifteen days and not more than 60 days prior to the Redemption Date to the Holders of Notes to be redeemed.

(ii)	by replacing the third paragraph with the following:

Each notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) that the Notes are being redeemed pursuant to the Indenture or the terms of the Notes together with the facts permitting such redemption; (iv) if less than all outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed; (v) if any Note is to be redeemed in part only, that, upon surrender of such Note, a new Note or Notes of authorized denominations shall be issued for the principal amount thereof remaining unredeemed; (vi) the place or places where the Notes are to be redeemed; and (vii) that, on the Redemption Date, the Par Redemption Amount or the applicable Make-Whole Redemption Amount (as the case may be) shall become due and payable upon each Note or portion thereof to be redeemed and interest thereon shall cease to accrue on and after the Redemption Date.

Section 3.3       No Sinking Fund. The Notes are not entitled to the benefit of any sinking fund.

ARTICLE IV

OPTIONAL DEFERRAL OF INTEREST AND TRIGGER EVENTS

Section 4.1       Optional Deferral of Interest. (a) So long as no Event of Default or Trigger Event has occurred and is continuing, the Company may elect at any time during the term of the Notes, and from time to time, to defer one or more payments of interest on such Notes (an “Optional Deferral,” any such deferred interest, “Optionally Deferred Interest” and the period during which such Optionally Deferred Interest is deferred, an “Optional Deferral Period”) for up to ten consecutive years (including any time an Optional Deferral is suspended pursuant to Section 4.2 hereof), provided that any such deferral may not extend beyond the Final Maturity. The Company may pay Optionally Deferred Interest (including Compounded Interest thereon) out of any source of funds. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate. There is no limit on the number of times or the aggregate number of years of Optional Deferral that the Company may elect, so long as no single Optional Deferral Period (together with any period of Mandatory Deferral) extends beyond ten consecutive years (or the Final Maturity, if earlier), at which time the Company shall pay all accrued and unpaid interest on the Notes. For the avoidance of doubt, during any period of Optional Deferral or Mandatory Deferral, (i) accrued and unpaid interest on the Notes will continue to accrue Compounded Interest and (ii) the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.1 hereof will apply.

(b)          The Company shall provide a notice of any Optional Deferral not more than sixty and not less than fifteen days prior to the relevant Interest Payment Date. Subject to Section 4.2(b) hereof, a notice of Optional Deferral, once given, shall be irrevocable and the deferral of interest payments on the related Interest Payment Date will be considered an Optional Deferral, unless a Trigger Event has occurred as of the thirtieth day prior to such Interest Payment Date.

Section 4.2       Trigger Events. (a) If and to the extent that a Trigger Event has occurred and is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company shall use Commercially Reasonable Efforts to satisfy payment of interest on the Notes (excluding any Optionally Deferred Interest (including Compounded Interest thereon), which may remain unpaid or be paid out of any source of funds) in accordance with the Alternative Payment Mechanism, and to the extent payment of interest is not made pursuant thereto, the Company shall be required to mandatorily defer interest (a “Mandatory Deferral” and any such deferred interest, “Mandatorily Deferred Interest”). If a Market Disruption Event prevents the Company from making such interest payment in accordance with the Alternative Payment Mechanism, the Company shall defer payments of interest until the termination of the Market Disruption Event, but not later than ten consecutive years after the first date on which the Company deferred interest (whether due to an Optional Deferral or Mandatory Deferral) or the Final Maturity. Any interest that is accrued and unpaid during a period when a Trigger Event has occurred and is continuing (a “Trigger Period”) will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate. Non-payment of interest (whether due to an Optional Deferral or Mandatory Deferral) may not continue for more than ten consecutive years or extend beyond the Final Maturity of the Notes. If a Trigger Event occurs after commencement of an Optional Deferral, the Optional Deferral will be deemed suspended during the Trigger Period. After the Trigger Period is no longer continuing, the Company’s right of Optional Deferral will resume, subject to the limitations set forth herein.

In the event that a Trigger Period is no longer continuing, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any Mandatorily Deferred Interest, together with any Compounded Interest on Mandatorily Deferred Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of the Alternative Payment Mechanism, except upon the Final Maturity or an Event of Default with respect to the Notes in which case the Company may pay such interest with cash from any source; provided, however, that any accrued and unpaid interest will in all events be due and payable upon the Final Maturity or redemption of the Notes, except for Foregone Interest (if any).

During a Trigger Period, the restrictions on interest payments from sources other than the Alternative Payment Mechanism will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of a subsequent Trigger Determination Date.

(b)          By not later than the fifteenth day prior to each Interest Payment Date during a Trigger Period, the Company will give notice of the continuance of such Trigger Period to the Holders of the Notes. Such notice will, in addition to stating that payments of interest must be in accordance with the Alternative Payment Mechanism or otherwise deferred, set forth the results of the financial tests that caused the Trigger Event.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1       Events of Default. (a) Section 5.1 of the Base Indenture is hereby amended and supplemented with respect to the Notes by deleting clauses (1), (3), (4), (5) and (8) thereof and adding the following additional Events of Default:

(i)           default for thirty calendar days in the payment of any interest on the Notes when it becomes due and payable; provided, however, that a default under this provision will not arise with respect to any Interest Payment Date if the Company has properly deferred the interest otherwise payable on such date in connection with an Optional Deferral or a Mandatory Deferral in accordance with Article IV; and

(ii)          any non-payment of interest on the Notes, whether due to an Optional Deferral or Mandatory Deferral, or a combination thereof, that continues for more than ten consecutive years, without all accrued and unpaid interest (including Compounded Interest) having been paid in full.

(b)          For the avoidance of doubt, Events of Default with respect to the Notes do not include failure to comply with or breach of the Company’s other covenants set forth in the Indenture, including Article X (other than Section 10.1) of the Base Indenture and Article VI hereof, with respect to the

Notes (an “Other Covenant Default”), including the covenant to sell shares of the Company’s Common Stock or Qualifying Preferred Stock through the Alternative Payment Mechanism to meet certain interest payment obligations or the requirement imposed on the Company not to use sources (other than the Alternative Payment Mechanism) for the payment of Mandatorily Deferred Interest.

(c)          Holders of the Notes may not themselves institute a proceeding against the Company on account of an Other Covenant Default unless the Trustee fails to institute such a proceeding. However, the Holders of a majority in principal amount of the Notes may direct the Trustee to bring such a proceeding if an Other Covenant Default continues for a period of ninety days after delivery of written notice to the Company from the Trustee or to the Company and the Trustee from the Holders of a majority in principal amount of the Notes (“Other Covenant Default Notice”), subject to the terms hereof. Except with respect to the covenants described in Article VIII and Article X (other than Section 10.1) of the Base Indenture and Article VI hereof, the Trustee shall not be required to take any action in case of an Other Covenant Default (other than to give notice of such default to the Holders of the Notes) unless so directed by the Holders. In case of the Company’s breach of covenant described in  Article VIII and Article X (other than Section 10.1) of the Base Indenture and Article VI hereof, such breach, after its continuance for ninety days after delivery of notice, will be treated as an Event of Default with respect to the Notes, and the Trustee will have all of the rights, duties and obligations, and the Holders of the Notes will have all of the rights, in respect of such breach of covenant as if such breach of covenant were such an Event of Default, except that there will be no right to accelerate the payment of the Notes pursuant to Section 5.2 of the Base Indenture or otherwise.

(d)          Subject to the provisions of Section 5.1(c) hereof, as to Other Covenant Defaults, the provisions of Section 5.7 of the Base Indenture shall apply with respect to limitations on suits, proceedings and remedies.

(e)          Section 5.3 of the Base Indenture is hereby amended with respect to the Notes by deleting clauses (1) thereof and adding the following in its place thereof:

“(1)       default is made in the payment of any installment of interest on any Security or any Coupon appertaining thereto when such interest shall have become due and payable and such default continues for a period of 30 days; provided, however, that a default under this provision will not arise with respect to any Interest Payment Date if the Company has properly deferred the interest otherwise payable on such date in connection with an Optional Deferral or a Mandatory Deferral in accordance with Article IV, or”

ARTICLE VI

COVENANTS

Article 10 of the Base Indenture is hereby supplemented with respect to the Notes by the following additional covenants of the Company:

Section 6.1       Certain Restrictions on Company Payments. On any date on which accrued interest on the Notes through the most recent Interest Payment Date has not been paid in full and until such time as all accrued and unpaid interest on the Notes, together with any

Compounded Interest, is paid in full, the Company shall not, and shall not permit any of its Subsidiaries to, declare or pay any dividends or any distributions on, or make any payments of interest, principal or premium, or any guarantee payments on, or redeem, purchase, acquire or make a liquidation payment on, any capital stock of the Company, debt securities that rank equal or junior to the Notes or guarantees that rank equal or junior to the Notes, in each case other than:

(i)	purchases of the Company’s capital stock in connection with employee or agent benefit plans or under any dividend reinvestment plan;
(ii)

purchases or repurchases of shares of the Company’s capital stock pursuant to a contractually binding requirement to buy stock existing prior to the beginning of any Optional Deferred Period or Mandatory Deferral Period, including under a contractually binding stock repurchase plan;

(iii)

in connection with the reclassification of any class or series of the Company’s capital stock, or the exchange or conversion of one class or series of the Company’s capital stock for or into another class or series of the Company’s capital stock;

(iv)

the purchase of fractional interests in shares of the Company’s capital stock in connection with the conversion or exchange provisions of such capital stock or the security into or for which such capital stock is being converted or exchanged;

(v)

dividends or distributions in the form of the Company’s capital stock or rights to acquire the Company’s capital stock (where in each case such capital stock is the same stock on which the dividend or distribution is being paid or ranks pari passu or junior to such capital stock), or repurchases or redemptions of Common Stock solely from the issuance or exchange of Common Stock;

(vi)

any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan;

(vii)

acquisitions of the Company’s capital stock previously issued in connection with acquisitions of businesses made by the Company (which acquisitions of the Company’s capital stock are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses);

(viii)	the payment of any dividend within 60 days after the date of declaration thereof, if the date of declaration was prior to the beginning of any interest deferral period, whether optional or mandatory;
(ix)

any payment of current interest in respect of debt securities that rank equally with the Notes (“Parity Debt Securities”) having the same interest payment date as the Notes made ratably to the holders of one or more series of such

Parity Debt Securities and the Notes in proportion to the respective amounts due on such Parity Debt Securities, on the one hand, and on the Notes, on the other hand;
(x)

any payment of principal in respect of Parity Debt Securities having the same Final Maturity as the Notes made ratably to the holders of one or more series of such Parity Debt Securities and the Notes in proportion to the respective amounts due on such Parity Debt Securities, on the one hand, and on the Notes, on the other hand; or

(xi)

any payment in respect of guarantees that rank equally with the Notes (“Parity Guarantees”) made ratably to the beneficiaries of one or more of such Parity Guarantees and the Holders of the Notes in proportion to the respective accrued and unpaid amounts due on such Parity Guarantees, on the one hand, and accrued and unpaid amounts on the Notes, on the other hand.

Section 6.2       Obligation to Effect Certain Sales of Common Stock or Qualifying Preferred Stock; Alternative Payment Mechanism. (a) If, as of a Trigger Determination Date, a Trigger Event has occurred and for so long as it is continuing (regardless of whether a notice of an Optional Deferral has been delivered), the Company shall make Commercially Reasonable Efforts to effect sales of (i) the Company’s Common Stock (which may include treasury shares and shares of Common Stock sold pursuant to any dividend reinvestment plan or employee benefit plan of the Company) in an aggregate amount not exceeding the Share Cap Amount or (ii) Qualifying Preferred Stock, such that the Company will have raised an aggregate amount of net proceeds from such sales, together with any other sales of such securities over the 180-day period prior to the next Interest Payment Date, that is sufficient to satisfy accrued and unpaid interest (including any Compounded Interest) on the Notes (excluding any Optionally Deferred Interest (including Compounded Interest thereon), which may remain unpaid or be paid out of any source of funds) on such Interest Payment Date, and the Company shall satisfy such accrued and unpaid interest (including any Compounded Interest) on the Notes on such Interest Payment Date to the extent, and only to the extent, of the amount of such aggregate net proceeds (the “Alternative Payment Mechanism”); provided that (i) in no event shall the sale of Qualified Preferred Stock in connection with Alternative Payment Mechanism in the aggregate exceed 25% of the original aggregate principal amount of the Notes and (ii) the Company may, in its discretion, increase the Share Cap Amount (including through the increase of its authorized share capital, if necessary) if the Company determines that such increase is necessary to allow it to issue sufficient shares of its Common Stock to satisfy its obligations to pay Mandatorily Deferred Interest on the Notes pursuant to the Alternative Payment Mechanism; provided, further, that the Company’s obligation to make Commercially Reasonable Efforts to sell its Common Stock or Qualifying Preferred Stock to satisfy its obligation to pay interest (x) is subject to the occurrence of a Market Disruption Event, (y) does not apply to any Optionally Deferred Interest (including Compounded Interest thereon) and (z) does not apply at the Final Maturity or if an Event of Default with respect to the Notes has occurred and is continuing. To the extent that the amount of such proceeds is insufficient to satisfy all such accrued and unpaid interest (including Compounded Interest on Mandatorily Deferred Interest) on such Interest Payment Date, the Company shall be required to mandatorily defer any accrued and unpaid interest (other than Optionally Deferred Interest (including Compounded Interest thereon)). If a Market Disruption Event prevents the Company from making interest payments in accordance with the Alternative Payment Mechanism, the Company shall be required to defer payments of interest until the earliest of (i) the termination of the Market Disruption Event, (ii) the date ten consecutive years after the first date on which the Company, either due to an Optional Deferral or a Mandatory Deferral, deferred interest, and (iii) the Final Maturity.

(b)          In the event that net proceeds received by the Company pursuant to the Alternative Payment Mechanism are not sufficient to satisfy the full amount of Mandatorily Deferred Interest on any Interest Payment Date, such net proceeds will be paid to the Holders of the Notes on a pro rata basis.

(c)          Any interest payment made pursuant to the provisions of this Section 6.2 will first be allocated to payment of the interest due on the Interest Payment Date for the current period. Any payment of interest in excess of the amount of the interest due on the Interest Payment Date for the current period will be applied first against any then existing accrued and unpaid interest with respect to prior interest periods for which interest must be paid pursuant to the Alternative Payment Mechanism, in chronological order beginning with the earliest Interest Payment Period for which interest has not been paid in full and for which such interest must be paid pursuant to the Alternative Payment Mechanism, including Compounded Interest. In the event that the Company defers an interest payment on the Notes and on other securities that rank equally with the Notes and contain similar requirements to pay interest pursuant to the Alternative Payment Mechanism, the Company shall apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the Notes and such equally ranking securities in proportion to the total amounts that are due on the Notes and such securities, or on such other basis as any regulatory authority may instruct (taking into account the availability of proceeds of preferred shares or other securities to settle deferred interest under any such other equally ranking securities).

Section 6.3       Posting of Financial Statements. If at any relevant time or for any relevant period, the Company is not a reporting company under the Exchange Act, then for any such relevant dates and periods the Company shall prepare and post on its Web site at www.cit.com the financial statements that it would have been required to file with the SEC had it continued to be a reporting company under the Exchange Act, in each case on or before the dates that the Company would have been required to file such financial statements had the Company continued to be a “large accelerated filer” within the meaning of Rule 12b-2 under the Exchange Act.

ARTICLE VII

SUBORDINATION

Section 7.1       Agreement to Subordinate. Solely for the purposes of the Notes, Section 16.1 of the Base Indenture is hereby amended by deleting the third paragraph of such Section and inserting the following in its place:

The Indebtedness represented by the Securities shall not be deemed to constitute “Senior Indebtedness,” as such term is defined herein.

ARTICLE VIII

FORM OF NOTE

Section 8.1       Form of Note. The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF NOTE)

[IF THE NOTE IS TO BE A GLOBAL NOTE, INSERT - THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE CLEARING AGENCY OR A NOMINEE OF THE CLEARING AGENCY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE CLEARING AGENCY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE CLEARING AGENCY TO A NOMINEE OF THE CLEARING AGENCY OR BY A NOMINEE OF THE CLEARING AGENCY TO THE CLEARING AGENCY OR ANOTHER NOMINEE OF THE CLEARING AGENCY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.]

[UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT HEREON IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CIT GROUP INC.

6.10% Junior Subordinated Notes due March 15, 2067

No. R-1	$__________
CUSIP No. ____________

CIT GROUP INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _____________________, or registered assigns, the principal sum of _________ dollars ($_______) on March 15, 2067 (the “Final Maturity”). Notwithstanding the preceding sentence, in the event that the Final Maturity is not a Business Day, then the Final Maturity will be the next succeeding day which is a Business Day. The Company further promises to pay interest on said principal sum from January 31, 2007 or from the most recent interest payment date to which interest has been paid or duly provided for. To, but not including, March 15, 2017 or earlier redemption (the “Fixed Rate

Period”), each Outstanding Note will bear interest at the per annum rate of 6.10% (the “Fixed Rate”) payable (subject to the interest deferral provisions of the First Supplemental Indenture) semi-annually in arrears on March 15 and September 15 of each year (each such date, an “Fixed Rate Interest Payment Date”), commencing on September 15, 2007, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such interest rate, compounded semi-annually. The amount of interest payable for any full Interest Payment Period during the Fixed Rate Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month. From March 15, 2017 up to but not including the Final Maturity or earlier redemption (the “Floating Rate Period”), the Notes will bear interest at the per annum rate of Three-Month LIBOR plus a margin equal to 1.815% (the “Floating Rate”), payable quarterly in arrears on March 15, June 15, September 15 and December 15 (a “Floating Rate Interest Payment Date” and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”), commencing June 15, 2017. The amount of interest payable during the Floating Rate Period will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point. Interest will accrue and compound semi-annually at the Fixed Rate during the Fixed Rate Period and quarterly at the Floating Rate during the Floating Rate Period from and including the date of initial issuance or the last Interest Payment Date in respect of which interest has been paid or duly provided for, as applicable, to, but not including, the next succeeding Interest Payment Date on which the interest is actually paid, an earlier Redemption Date or the Final Maturity, as the case may be. If any Interest Payment Date during the Fixed Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, without any interest or other payment in respect of any such delay, and if any Interest Payment Date during the Floating Rate Period is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if during the Floating Rate Period such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day. If this Note has been issued upon transfer of, or exchange for, or in replacement of a predecessor Note, interest on this Note shall accrue from the last Interest Payment Date to which interest was paid on such predecessor Note or, if no interest was paid on any such predecessor Note, from January 31, 2007. The interest (including Compounded Interest) on this Note shall be payable at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register or by transfer to an account maintained by the payee with a bank located in the United States. Payment of the principal of, and interest, if any, on this Note due to the Holder hereof at Final Maturity will be made in U.S. dollars, in immediately available funds, upon surrender of this Note to the Company, the corporate trust office or Paying Agent.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior

Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: January __, 2007

CIT GROUP INC.

By:
Name:
Title:

Attest:

________________________

Name:

Title:

This is one of the Notes referred to in the within mentioned Indenture.

THE BANK OF NEW YORK

By:
Authorized Signatory

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of January 20, 2006 (herein called the “Base Indenture”), between the Company and JPMorgan Chase Bank, N.A., as amended and supplemented by a First Supplemental Indenture, dated as of January 31, 2007 (the “First Supplemental Indenture”) between the Company and the Bank of New York, as successor trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture) (the Base Indenture together with the Supplemental Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, limited in aggregate principal amount to $ _______.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company shall have the right, at its option, to redeem the Notes for cash, in whole or in part, on or after March 15, 2017 at a cash redemption price equal to the Par Redemption Amount. Prior to March 15, 2017, the Company shall have the right, at its option, to redeem the Notes in whole or in part (or upon the occurrence of a Tax Event or a Rating Agency Event, in whole but not in part) at a cash redemption price equal to the applicable Make-Whole Redemption Amount. Any redemption will be made upon not less than fifteen days nor more than sixty days notice before the date fixed for redemption to the registered Holder of the Notes.

The Notes are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of not less than a majority in principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

So long as no Event of Default or Trigger Event has occurred and is continuing under the Indenture, the Company may elect at any time during the term of the Notes, and from time to time, to defer one or more payments of interest on such Notes (an “Optional Deferral,” any such deferred interest, “Optionally Deferred Interest,” and the period during which such Optionally Deferred Interest is deferred, an “Optional Deferral Period”) for up to ten consecutive years (including any time an Optional Deferral is suspended pursuant to Section 4.2 of the First Supplemental Indenture), provided that any such deferral may not extend beyond the Final Maturity. The Company may pay Optionally Deferred Interest (including Compounded Interest thereon) out of any source of funds. Optionally Deferred Interest will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate. During any period of Optional Deferral or Mandatory Deferral, accrued and unpaid interest on the Notes will continue to accrue Compounded Interest at the applicable Coupon Rate and the restrictions on payment by the Company of dividends and other distributions on capital stock pursuant to Section 6.1 of the First Supplemental Indenture will apply. There is no limit on the number of times or the aggregate number of years of Optional Deferral that the Company may elect, so long as no single Optional Deferral Period (together with any period of Mandatory Deferral) extends beyond ten consecutive years (or the Final Maturity, if earlier), at which time the Company shall pay all accrued and unpaid interest on the Notes.

If and to the extent that a Trigger Event has occurred and is continuing, and regardless of any notice of Optional Deferral that has been previously delivered, the Company shall use Commercially Reasonable Efforts to satisfy payment of interest on the Notes (excluding any Optionally Deferred Interest (including Compounded Interest thereon), which may remain unpaid or be paid out of any source of funds) only to the extent that such interest is paid in accordance with the Alternative Payment Mechanism set forth in Section 6.2 of the First Supplemental Indenture, and to the extent payment of interest is not made pursuant thereto, the Company shall be required to mandatorily defer interest (a “Mandatory Deferral” and any such deferred interest, “Mandatorily Deferred Interest”). If a Market Disruption Event prevents the Company from making such interest payments in accordance with the Alternative Payment Mechanism, the Company shall defer such payments of interest until the termination of the Market Disruption Event, but not later than ten consecutive years after the first date on which the Company deferred interest (whether due to an Optional Deferral or Mandatory Deferral) or the Final Maturity. Any interest that is accrued and unpaid during a period when a Trigger Event has occurred and is continuing (a “Trigger Period”) will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the applicable Coupon Rate.

In the event that a Trigger Period is no longer continuing, the Company may pay subsequent interest in cash from any source of funds. Notwithstanding the foregoing, any Mandatorily Deferred Interest, together with any Compounded Interest on Mandatorily Deferred Interest, that accrued during the continuance of a Trigger Period may only be satisfied in accordance with the provisions of the Alternative Payment Mechanism, except upon the Final

Maturity or an Event of Default with respect to the Notes in which case the Company may pay such interest with cash from any source; provided, however, that any accrued and unpaid interest will in all events be due and payable upon the Final Maturity or redemption of the Notes, except for Foregone Interest (if any).

During a Trigger Period, the restrictions on interest payments from sources other than the Alternative Payment Mechanism will continue until neither of the conditions in clauses (i) and (ii) of the definition of “Trigger Event” exists as of the thirtieth day prior to an Interest Payment Date.

Each Holder of a Note, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to a Trigger Event (including Compounded Interest) and has not been settled through the application of the Alternative Payment Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds two years of accrued and unpaid Mandatorily Deferred Interest.

Except as provided in the immediately preceding paragraph and Article X of the First Supplemental Indenture, no reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Securities Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge payable in connection therewith.

The Bank of New York will initially act as Paying Agent and Calculation Agent. The Company may appoint and change any Paying Agent or Calculation Agent without notice, other than notice to the Trustee. The Company or any of its Subsidiaries or any of their Affiliates may act as Paying Agent or Calculation Agent.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees and, by its acceptance of this Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Note agrees to treat this Note as indebtedness for United States federal, state and local tax purposes.

This Note shall not be valid or become obligatory for any purpose until the Trustee’s certificate of authentication hereon shall have been signed by an authorized officer of the Trustee or its duly authorized agent under the Indenture.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARTICLE IX

ORIGINAL ISSUE OF NOTES

Section 9.1       Original Issue of Notes. Notes in the initial aggregate principal amount not to exceed $500,000,000, except as provided in Section 2.1(b) hereof, may, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company, signed by an Authorized Officer of the Company.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE X

LIMITATION ON CLAIMS

Section 10.1     Limitation on Claim for Deferred Interest Due to a Trigger Event in Bankruptcy. Each Holder of a Note, by such Holder’s acceptance thereof, agrees that upon any payment or distribution of assets to creditors of the Company upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or proceeding with respect to the Company, such Holder shall not have a claim for, and thus no right to receive, interest that is unpaid due to a Trigger Event (including Compounded

Interest) and has not been settled through the application of the Alternative Payment Mechanism, to the extent that the aggregate amount thereof (including Compounded Interest) exceeds two years of accrued and unpaid Mandatorily Deferred Interest. Amounts to which the Holders of the Notes would have been entitled to receive hereunder, but for operation of this Section 10.1, are referred to as “Foregone Interest.”

ARTICLE XI

MISCELLANEOUS

Section 11.1     Ratification of Indenture. The Base Indenture as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 11.2     Governing Law. This First Supplemental Indenture and each Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 11.3     Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes; this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 11.4     Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 11.5     Resignation; Appointment of Successor Trustee. With respect to the Notes and all other Securities theretofore or hereinafter authenticated and delivered under this Indenture, JPMorgan Chase Bank, N.A. (the “Former Trustee”) hereby tenders resignation and the Company hereby appoints The Bank of New York, herein referred to as the “Trustee,” as successor trustee pursuant to Section 6.8 of the Base Indenture. The Trustee hereby accepts appointment as successor trustee pursuant to Section 6.9 of the Base Indenture and shall become vested with all rights, powers, trusts and duties hereunder of the Former Trustee.

Section 11.6     Recitals. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture or of the Notes. The recitals and statements herein and in the Notes (except in the Trustee’s certificate of authentication) are deemed to be those of the Company and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

CIT GROUP INC.

By:	/s/ Glenn A. Votek
Name: Glenn A. Votek
Title: Executive Vice President and Treasurer

THE BANK OF NEW YORK
as Trustee

By:	/s/ L. O’Brien
Name: L. O’Brien
Title: Vice President

JPMORGAN CHASE BANK, N.A.,
as Former Trustee

By:	/s/ T. Foley
Name: T. Foley
Title: Vice President